Exhibit 99.1

Investor Contact: Robert Caller	Media Contact: Laura Olson-Reyes
(702) 584-7982	(702) 584-7742
rcaller@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. ANNOUNCES RECORD

EARNINGS FOR THE FISCAL YEAR ENDED JUNE 30, 2008 ON RECORD
REVENUES OF $900 MILLION

•                  REPORTS $1.85 FISCAL YEAR DILUTED EPS VERSUS $0.40 LAST YEAR AND FISCAL YEAR OPERATING MARGIN OF 22 PERCENT VERSUS 10 PERCENT LAST YEAR

•                  SYSTEMS REVENUE UP 54 PERCENT TO RECORD $206 MILLION

•                  GAMING OPERATIONS REVENUE UP 34 PERCENT TO RECORD $236 MILLION

•                  FISCAL 2009 DILUTED EPS GUIDANCE REAFFIRMED AT $2.10 TO $2.50

•                  BOARD AUTHORIZES STOCK REPURCHASE PLAN UP TO $100 MILLION

LAS VEGAS, August 20, 2008 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems, and networked solutions for the global gaming industry, announced today record diluted earnings per share (“Diluted EPS”) of $0.54 and $1.85 and record revenue of $247 million and $900 million, for the three and twelve months ended June 30, 2008, respectively. Diluted EPS adjusted for share-based compensation (“Adjusted EPS”) for the three and twelve months ended June 30, 2008 was $0.57 and $2.00, respectively.

“Our record fiscal year confirms that we are continuing to execute on our strategy to deliver industry-leading technology and games that perform and provide value for our customers,” said Richard M. Haddrill, the Company’s Chief Executive Officer. “The steady increase in our gaming operations install base and our growing foundation of systems customers continues to drive our recurring revenues and is helping to deliver greater shareholder value.  We are executing very well on innovation and delivery across all product lines.”

“We are pleased with our continued strength in North American ship share and are well-positioned in this challenging replacement cycle because of our improved suite of products and our customer-centric team,” said Gavin Isaacs, the Company’s Chief Operating Officer.  “Our growing market share reflects the continued demand for Bally games and the strength of our Alpha-based products.”

Fourth Quarter Fiscal 2008 Highlights

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007
	(dollars in millions, except per share amounts)
Revenues:
Bally Gaming and Systems	$236.3	$190.8	$852.4	$634.6
Casino Operations	11.1	11.6	47.3	47.7
Total revenue	$247.4	$202.4	$899.7	$682.3

Net income	$31.3	$18.5	$107.2	$22.3
Adjusted EBITDA	$75.2	$52.3	$271.8	$138.5
Diluted EPS	$0.54	$0.33	$1.85	$0.40

Three Months Ended June 30, 2008 Compared with Three Months Ended June 30, 2007

•                  Total revenues increased 22 percent to $247.4 million as compared with $202.4 million in the same period last year.

•                  Operating income increased by 63 percent to $56.4 million as compared with $34.6 million in the same period last year.

•                  Operating margin was 23 percent in the three months ended June 30, 2008 as compared with 17 percent in the same period last year.

•                  Net income increased by 69 percent to $31.3 million, as compared with $18.5 million in the same period last year.

•                  Adjusted EBITDA was $75.2 million, a 44-percent increase as compared with the same period last year.

•                  Selling, general and administrative (“SG&A”) expenses declined to 27 percent of total revenue from 28 percent for the same period last year.

Year Ended June 30, 2008 Compared with Year Ended June 30, 2007

•                  Total revenues increased 32 percent to $899.7 million as compared with $682.3 million in the same period last year.

•                  Operating income increased by 197 percent to $199.2 million as compared with $67.0 million in the same period last year.

•                  Operating margin was 22 percent in the year ended June 30, 2008 as compared with 10 percent in the same period last year.

•                  Net income increased by 380 percent to $107.2 million, as compared with $22.3 million in the same period last year.

•                  Adjusted EBITDA was $271.8 million, a 96-percent increase as compared with the same period last year.

•                  SG&A expenses declined to 27 percent of total revenue from 30 percent for the same period last year.

Summary financial information for the Bally Gaming Equipment and Systems segment for the three and twelve months ended June 30, 2008 and 2007 is presented below:

	Three Months Ended June 30,				Year Ended June 30,
		%		%		%		%
	2008	Rev	2007	Rev	2008	Rev	2007	Rev
	(dollars in millions)
Revenues:
Gaming Equipment (1)	$113.7	48%	$104.7	55%	$410.1	48%	$324.1	51%
Gaming Operations	68.8	29%	50.6	26%	236.0	28%	176.4	28%
Systems (1)	53.8	23%	35.4	19%	206.3	24%	134.1	21%
Total revenues	$236.3	100%	$190.7	100%	$852.4	100%	$634.6	100%

Gross Margin:
Gaming Equipment	$50.7	45%	$43.0	41%	$182.8	45%	$117.8	36%
Gaming Operations	46.9	68%	32.1	63%	155.6	66%	104.6	59%
Systems	40.2	75%	27.1	77%	151.3	73%	96.4	72%
Total gross margin	$137.8	58%	$102.2	54%	$489.7	57%	$318.8	50%

Selling, general and administrative	$55.0	23%	$45.0	24%	$198.6	23%	$169.0	27%
Research and development costs	17.7	7%	13.5	7%	60.8	7%	51.9	8%
Depreciation and amortization	3.7	2%	4.3	2%	14.8	2%	18.1	3%
Operating income	$61.4	26%	$39.4	21%	$215.5	25%	$79.8	13%

(1)	Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which is included in depreciation and amortization.

	Three Months Ended June 30,		Year June 30,
	2008	2007	2008	2007
Operating Statistics:
New gaming devices sold	7,360	7,241	26,397	21,372
Original Equipment Manufacturer (“OEM”) units sold	—	—	—	1,605
New unit Average Selling Price (“ASP”)	$13,329	$12,596	$13,294	$12,617

End-of-period installed base:
Wide-area and local-area progressive systems			1,289	1,343
Rental and daily-fee games (1)			13,938	7,126
Lottery systems			8,008	7,791
Centrally determined systems (1) (2)			44,229	34,799

(1)   Certain devices previously included in centrally determined systems that were converted to standalone devices have been reclassified to rental and daily-fee games.

(2)   Daily-fee revenue from approximately 6,900 units included in the centrally determined systems end-of-period installed base total as of June 30, 2008 is currently being deferred based upon the completion of certain contractual commitments necessary to recognize revenue under the Company’s revenue-recognition policy.  There were no similar deferrals as of June 30, 2007.

Highlights of Certain Results for the Three Months Ended June 30, 2008

Gaming Equipment

•                  Revenues increased nine percent to approximately $113.7 million as compared with the same period last year.

•                  New gaming device sales increased to 7,360 units as compared with 7,241 units in the same period last year.

•                  ASP of new gaming devices, excluding OEM sales, increased six percent primarily as a result of product mix.

•                  Gross margin increased from 41 percent in the same period last year to 45 percent, primarily due to the increase in ASP discussed above and improved purchasing and manufacturing efficiencies due to increased volumes and lower manufacturing costs due to the standardization of game platforms.

Gaming Operations

•                  Revenues increased 36 percent to approximately $68.8 million as compared with the same period last year.

•                  Gross margin increased to 68 percent from 63 percent for the same period last year, principally due to increases in certain participation and rental revenue with a relatively fixed cost of operating expenses and a reduction in royalty expense related to the removal of third-party games.

•                  Revenue and gross margin in fiscal 2007 included daily fees that relate to certain contracts which have been deferred in fiscal 2008. Approximately $3.0 million in daily fees generated during the fourth quarter of fiscal 2008 were deferred pending delivery of certain contractual commitments.

Systems

•                  Revenues increased 52 percent to approximately $53.8 million as compared with the same period last year, primarily as a result of continued acceptance of the Company’s products including the Company’s iVIEW™ player-communication devices and Power Bonusing™ software.

•                  Gross margin of 75 percent reflected a slight decline from 77 percent for the same period last year as a result of product mix.

•                  Maintenance revenues increased to approximately $11.5 million from approximately $9.4 million in the same period last year.

•                  As of June 30, 2008, the total number of iVIEW player-communication devices purchased and committed to be purchased was approximately 120,000 units.

Highlights of Certain Results for the Year Ended June 30, 2008

Gaming Equipment

•                  Revenues increased 27 percent to approximately $410.1 million as compared with the same period last year.

•                  New gaming device sales increased 24 percent to 26,397 units as compared with 21,372 units in the same period last year.

•                  ASP of new gaming devices, excluding OEM sales, increased five percent primarily due to product mix and price increases during the period.

•                  Gross margin increased to 45 percent from 36 percent in the same period last year, primarily due to the increase in ASP discussed above and improved purchasing and manufacturing efficiencies due to increased volumes and lower manufacturing costs due to the standardization of game platforms.

Gaming Operations

•                  Revenues increased 34 percent to approximately $236.0 million as compared with the same period last year.

•                  Gross margin increased to 66 percent from 59 percent for the same period last year principally due to increases in certain participation and rental revenue with a relatively fixed cost of operating expenses and a reduction in royalty expense related to the removal of third-party games.

•                  Revenue and gross margin in fiscal 2007 included daily fees that relate to certain contracts which have been deferred in fiscal 2008. Approximately $12.5 million in daily fees generated during the year ended June 30, 2008 were deferred pending delivery of certain contractual commitments.

Systems

•                  Revenues increased 54 percent to approximately $206.3 million as compared with the same period last year primarily as a result of continued acceptance of the Company’s products including its iVIEW player-communication devices and Power Bonusing software.

•                  Gross margin increased to 73 percent from 72 percent in the same period last year primarily as a result of product mix.

•                  Maintenance revenues increased to approximately $41.8 million from approximately $34.3 million in the same period last year.

Share Repurchase Program

During the fourth quarter of fiscal 2008, the Company repurchased 156,200 shares of its common stock, at prices between $39.41 and $42.71, for total consideration of $6.4 million.  During fiscal 2008, the Company repurchased a total of 436,200 shares of its common stock under its share repurchase plan for total consideration of $17.1 million.

On August 12, 2008, the Company’s Board of Directors reset its existing share repurchase authorization to purchase up to $100.0 million worth of common stock.

During fiscal 2008, the Company repurchased a total of 585,453 shares of its common stock for consideration of $23.1, which included 149,253 shares purchased outside its repurchase plan.

Business Update - Fiscal 2009

Robert Caller, the Company’s Chief Financial Officer, said, “Reflecting continued strong demand for our products and services across all business lines despite the current economic environment, we are reaffirming our fiscal 2009 earnings per share guidance which represents estimated growth of 14 to 35 percent over fiscal 2008 diluted earnings per share.”

The Company reaffirmed its fiscal 2009 guidance for Diluted EPS of $2.10 to $2.50 and Adjusted EPS between $2.27 to $2.67.

As previously disclosed, the Company’s fiscal 2009 Diluted EPS guidance anticipates continued year-over-year growth in each of game sales, gaming operations, and system revenues.  The Company continues to forecast an increase in the placement of premium daily-fee games and rental games, a modest increase in the number of gaming devices sold with continued margin improvements on game sales, and continued growth in its system business. The Company also expects its selling, general and administrative expenses as a percentage of revenue to be lower in fiscal 2009 as compared with fiscal 2008 and expects improved operating margin in fiscal 2009 as compared with fiscal 2008.

The Company has provided this broad range of earnings guidance for fiscal 2009 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic conditions, the market for gaming devices and systems, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company may update this fiscal 2009 guidance from time to time as the year progresses.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income, as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in 000s)
Net income	$31,260	$18,486	$107,207	$22,328
Interest expense, net	5,054	6,811	23,051	30,584
Income tax expense	19,510	8,169	66,793	10,975
Depreciation and amortization	16,394	14,856	61,733	59,528
Share-based compensation	2,997	3,980	13,017	15,070
Adjusted EBITDA	$75,215	$52,302	$271,801	$138,485

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and share-based compensation) is a supplemental non-GAAP financial measure used by the Company’s management and is commonly used by industry analysts to evaluate the Company’s financial performance.  Adjusted EBITDA provides additional information about the Company’s ability to service debt and is frequently used by investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way and the Company’s presentation may be different from those presented by other companies.

The following table reconciles the Company’s Diluted EPS, as determined in accordance with GAAP, to Adjusted EPS:

	Three	Year
	Months Ended	Ended
	June 30,	June 30,	Fiscal 2009 Range
	2008	2008	Low	High
Diluted EPS	$0.54	$1.85	$2.10	$2.50
Share-based compensation, net of income tax benefit	0.03	0.15	0.17	0.17
Adjusted EPS	$0.57	$2.00	$2.27	$2.67

The Company provides Adjusted EPS for the three months and the year ended June 30, 2008 and the estimated range of Adjusted EPS for fiscal 2009 in this press release as additional information regarding the Company’s operating results for the three months and the year ended June 30, 2008 and expected operating results for fiscal 2009.  Adjusted EPS adds back the impact of stock-based compensation, net of tax, to Diluted EPS as determined in accordance with GAAP.  The Company believes that this presentation of Adjusted EPS facilitates investors’ understanding of Bally’s historical operating trends because it provides important supplemental information in evaluating the operating results of the business. Adjusted EPS is not an alternative to Diluted EPS as determined in accordance with GAAP.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference-call dial-in number is 866-270-6057 or 617-213-8891 (pass code: Bally) and the webcast can be accessed by visiting www.BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at www.BallyTech.com until September 20, 2008.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates the Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in 000s)
Revenues:
Gaming equipment and systems	$167,520	$140,123	$616,409	$458,231
Gaming operations	68,746	50,642	235,983	176,412
Casino operations	11,134	11,624	47,299	47,675
	247,400	202,389	899,691	682,318
Costs and expenses:
Cost of gaming equipment and systems (1)	76,528	70,039	282,248	244,040
Cost of gaming operations	21,887	18,527	80,394	71,838
Direct cost of casino operations	4,515	4,463	18,847	18,046
Selling, general and administrative	65,592	55,953	239,271	207,103
Research and development costs	17,766	13,513	60,825	51,912
Depreciation and amortization	4,738	5,265	18,913	22,376
	191,026	167,760	700,498	615,315
Operating income	56,374	34,629	199,193	67,003

Other income (expense):
Interest income	1,008	953	3,844	2,957
Interest expense	(6,062)	(7,764)	(26,895)	(33,541)
Other, net	200	541	2,474	1,687

Income before income taxes and minority interest	51,520	28,359	178,616	38,106
Income tax expense	(19,510)	(8,169)	(66,793)	(10,975)
Minority interest	(750)	(1,704)	(4,616)	(4,803)

Net income	$31,260	$18,486	$107,207	$22,328

Basic and diluted earnings per share:
Basic earnings per share	$0.57	$0.35	$1.97	$0.42
Diluted earnings per share	$0.54	$0.33	$1.85	$0.40

Weighted average shares outstanding:
Basic	54,706	53,581	54,428	53,190
Diluted	58,288	56,434	58,157	55,543

(1)	Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.